Exhibit 10.29

2004

Executive Deferred Compensation Plan

Summary

The Pharmacopeia Deferred Compensation Plan is designed to allow key executives and members of the Board of Directors to defer compensation from federal taxes and to provide a vehicle for tax-deferred investment growth. It also functions as a retention mechanism through the use of a vesting schedule for Company-made matches and bonus awards. For a more complete review of the mechanics of Pharmacopeia’s Executive Deferred Compensation Plan, please review the EDCP Overview.

Participation

This plan is restricted to full time, US-based Vice Presidents of the Company and members of its Board of Directors

Enrollment

Annual Deferral Amounts: The deferred compensation arrangement will be provided as a benefit enhancement for key executives and members of the Board of Directors allowing deferrals of up to 100% of annual compensation.

Election Timing: Deferral elections are effective as of January 1st of the year in which the deferred compensation is earned. Participants may elect individual elections for each of their annual base salary and their annual bonus amounts.

Due Dates: Enrollment forms for 2004 should be returned no later than December 31, 2003 to:

PCOP Employees and Board Members:

[NAME]

Investment Options

Deferrals will be invested into the Merrill Lynch- trusteed permissible investment options under the oversight of Merrill Lynch and at the direction of the participant. Individuals may direct their deferrals into stocks, bonds and/or preferreds that meet Merrill Lynch Trust requirements (must be rated by S&P or Moody’s: stock as B+ or higher, and debt securities as BBB or higher, commercial paper as A2 or higher).

In addition, the following summarizes the Merrill Lynch mutual fund options:

Aim, Dreyfus, Lord Albert, Provident, Alger, Eaton Vance, Mainstay Funds, Putnam, Alliance Capital, Evergreen, Merrill Lynch, Saloman Bros, American Funds, Federated Investors, MFS, Seligman, Aquila, Fidelity Advisor, Montgomery, Stagecoach, Blackrock, Forum Funds, Munder, Statestreet, Calamos, FPA Funds, Nations Funds, SunAmerica, Calvert, Franklin/Templeton, New England Funds, Van Eck, Chase, Vista, GAM Funds, Northstar Funds, Van Kampen Cohen & Steers, Hartford Funds, Nuveen Victory Funds, Conseco Ivy Funds, Oppenheimer Countrywide, John Hancock, Pacific Capital, Davis Funds, Jundt Funds, Phoenix, Dean Funds, Kemper, Pilgrim, America, Delaware, Voyager, Kopp Funds, Pimco, Deutche Funds, Liberty Funds, Pioneer Funds

Investment selections should be made in consultation with our plan investment counselor at Merrill Lynch.  His contact information follows. Upon receipt of your enrollment form, he will contact you to plan an individual investment strategy.

Company Contributions

Matching Contributions: At its discretion, the Company may recommend to the Board of Directors that it make a discretionary matching contribution of up to $5,000 annually per eligible participant. This contribution will be contingent upon the individual participant making an equivalent annual salary deferral during the plan year for which the match would be awarded.

Bonus Contributions: Participants will be eligible for a bonus contribution based upon the stock performance of Pharmacopeia relative to the performance of the Russell 2000 Index*. The bonus will be awarded based upon Pharmacopeia stock out-performing the above named and chosen index on a percentage over percentage basis. For each percentage point that Pharmacopeia stock out-performs the above named and chosen index, the participant will be eligible to receive a bonus equivalent to that percentage of his/her base salary or director’s fees up to a maximum bonus award of 20% of base salary or of director’s fees. Bonus achievement will be determined based upon stock versus index performance on a calendar year basis (growth or decline between 1/1 and 12/31of a given year). In the event that Pharmacopeia Inc. has negative stock price performance for a given year, the Board of Directors reserves the right to make a discretionary determination regarding whether or not a bonus contribution payment is to be made and to its amount, even if such stock price performance is better than the Russell 2000 Index. *

*The Russell 2000 Index measures the performance of the 2000 smallest companies within the Russell 3000 Index. It provides a broad representation of industry sectors and has demonstrated a high correlation with other small cap indices. The average market capitalization within the index is $580MM. The largest market cap within the fund is $1.5B

Company Contribution Vesting Schedule: Company-made Matching Contributions and Bonus Contributions will vest over 3-years at 33 1/3% per year. Vesting will be rolling and commence on the date the contribution is made on behalf of the eligible individual.

Plan Distributions

Distributions may be made either in a lump sum on a pre-determined date as directed by the participant at the time of deferral or at termination of employment.

Plan Administration

The deferred compensation plan will be approved and administered at the direction of the Compensation Committee of Pharmacopeia’s Board of Directors.